Exhibit 10(l)(vi)

                              AMENDED AND RESTATED
                           ALBANY INTERNATIONAL CORP.
                         2003 RESTRICTED STOCK UNIT PLAN

                             As adopted May 7, 2008

            SECTION 1. PURPOSE

      This Amended and Restated Albany International Corp. 2003 Restricted Stock Unit Plan (the "Plan") is intended as an incentive to officers and other key employees of Albany International Corp. (the "Company") and its subsidiaries to encourage them to remain in the employ of the Company and its subsidiaries by affording them a greater interest in the success of the Company and its subsidiaries.

            SECTION 2. DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            2.1. "409A Disability" means the Committee has determined that the Participant is "disabled" under the Company's long term disability policy and meets one or more of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Albany Group; or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

            2.2. "Albany Group" shall mean the Company and all corporations which are, at the time, subsidiaries of the Company.

            2.3. "Award Agreement" shall have the meaning set forth in Section 4.2.

            2.4. "Beneficiary" shall have the meaning set forth in Section 10.6.

            2.5. "Board" shall mean the Board of Directors of the Company.

            2.6. "Business Day" shall mean any day on which the shares of Common Stock are traded on The New York Stock Exchange or, if the shares of Common Stock are not traded on such exchange, on such other securities market or securities exchange on which such shares are traded as the Committee may determine.

            2.7. "Cash Dividend Equivalents" shall have the meaning set forth in
Section 5.4.

            2.8. "Cause" shall be deemed to exist if a majority of the members of the Board determine that the Participant has (i) caused substantial harm to the Company with intent to do so


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or as a result of gross negligence in the performance of his or her duties; (ii)
not made a good faith effort to carry out his or her duties; (iii) wrongfully and substantially enriched himself or herself at the expense of the Company; or
(iv) been convicted of a felony.

            2.9. "Change in Control" shall be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control;
(ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company's assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Award Agreement shall nonetheless conform to the regulations promulgated pursuant to Section 409A of the Code.

            2.10. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder.

            2.11. "Committee" shall mean either the Board, the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate to exercise the powers conferred upon "the Committee" by the Plan.

            2.12. "Common Stock" shall mean the Class A common stock ($0.001 par value) of the Company.

            2.13. "Company" shall have the meaning set forth Section 1.

            2.14. "Disability" shall be deemed to exist if the Participant's employment with the Company terminates (i) by reason of mental or physical illness pursuant to which the Participant has not performed his or her duties for a period of six consecutive months prior to such termination; or (ii) after written notice is given by Company or one of its subsidiaries that


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the Participant has been determined by the Committee to be "Disabled" under the
Company's long term disability policy.

            2.15. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            2.16. "Fair Market Value" shall mean, with respect to any share of Common Stock, the closing price of such share as reported in "New York Stock Exchange Composite Transactions" in "The Wall Street Journal" for the relevant date or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations or, if the Company's shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine or, if the Company's shares of Common Stock are not traded on any other securities market or exchange, as determined by the Board in good faith.

            2.17. "Good Reason" shall mean a termination of the Participant's employment as a result of the occurrence of any of the following, without the Participant's consent: (i) a material adverse change in the Participant's authority and responsibilities or (ii) a change in the Participant's principal place of business to a location more than 50 miles from such Participant's location on the date of grant of the Restricted Units; provided, that, in either case, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant's right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following receipt of such notice.

            2.18. "Hardship" shall be deemed to exist if the Participant suffers a severe financial hardship resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) or (d)(1)(B)), loss of Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in accordance with Section 409A of the Code and as determined by the Committee in its sole discretion.

            2.19. "Involuntary Termination" shall mean a termination of the employment of Participant by the Company or one of its subsidiaries for any reason other than Cause.

            2.20. "Participant" shall have the meaning set forth in Section 4.1.

            2.21. "Plan" shall have the meaning set forth in Section 1.

            2.22. "Qualifying Termination" shall mean an Involuntary Termination or a termination of the Participant's employment by the Participant for Good Reason, in either case within one year following a Change in Control.

            2.23. "Restricted Unit Account" shall have the meaning set forth in
Section 4.3.


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            2.24. "Restricted Unit" shall mean a right granted by the Committee pursuant to Section 4.1 to receive the value (as determined pursuant to the Plan) of a share of Common Stock as of a specified date or as of the date of occurrence of a specified event with none of the attendant rights of a shareholder of such shares except to the extent otherwise provided herein.

            2.25. "Retirement" shall mean a termination of the employment of the Participant, after the Participant has attained 62, for any reason other than death, Disability, Cause or Involuntary Termination.

            2.26. "Share Price" shall mean, with respect to any Valuation Date or Vesting Date, the average Fair Market Value over a period of 20 consecutive Business Days ending on the fifth Business Day preceding such date; provided that, in the case of a Vesting Dateor Valuation Date, if any portion of such period shall include one or more Business Days falling within the period of time after an announcement by the Company of quarterly financial results during which Company insiders are generally permitted to engage in transactions involving Company securities (an "Open Window Period"), then such 20-consecutive-Business-Day period shall instead end on the last Business Day immediately preceding such Open Window Period.

            2.27. "Valuation Date" shall mean (i) with respect to a termination of service, the date of such termination of service; and (ii) with respect to a termination of the Plan pursuant to Section 10.8, the date the Board or Committee terminates the Plan.

            2.28. "Vesting Date" shall have the meaning set forth in Section
5.1.

            SECTION 3. GENERAL

            3.1. Effective Date. The Plan shall be effective from and after May 7, 2008, until terminated as provided herein.

            3.2. Administration. The Committee shall administer the Plan. The Committee shall interpret the Plan and make all decisions with respect to the rights of Participants hereunder; provided, however, that no member of the Committee shall act on any matter in which such member has a particular or special interest. In addition, the Committee shall have the authority to accelerate at any time the Vesting Date of any outstanding unvested Restricted Units.

            3.3. Eligibility. The persons eligible to participate in the Plan are all employees of the Company who are in the top management incentive compensation group and any other employees of the Company or any other member of the Albany Group who, with respect to any year, are approved for participation by the Committee.

            3.4. Indemnification of the Committee. In addition to such other rights of indemnification as they may have as directors, as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Restricted Units granted hereunder and against all amounts paid


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by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

            SECTION 4. GRANT OF RESTRICTED UNITS AND ESTABLISHMENT OF RESTRICTED UNIT ACCOUNT

            4.1. Award of Restricted Units. The Committee may from time to time, subject to the provisions of the Plan, in its discretion award Restricted Units to eligible employees in such amounts as the Committee shall determine to award. Each eligible employee to whom Restricted Units are awarded is referred to herein as a "Participant."

            4.2. Award Agreements. The award of any Restricted Units shall be evidenced by a written agreement (the "Award Agreement") executed by the Company and the Participant in accordance with its terms, stating the number of Restricted Units awarded and such other terms and conditions of the award as the Committee may from time to time determine.

            4.3. Restricted Unit Account. The Company shall establish and maintain on its books, for recordkeeping purposes only, an account (a "Restricted Unit Account") for and on behalf of each Participant and will record in such account the number of Restricted Units awarded to the Participant and any additional Restricted Units credited to such Restricted Unit Account as Cash Dividend Equivalents with respect to any Restricted Units pursuant to Section 5.4.

            SECTION 5. VESTING OF RESTRICTED UNITS

            5.1. Vesting Date. Unless otherwise provided in the Award Agreement, in respect of any award of Restricted Units under the Plan, 20% of such Restricted Units (including any additional Restricted Units credited as Cash Dividend Equivalents with respect to such Restricted Units) shall vest in the Participant on each anniversary of the date of grant of such Restricted Units (each such date, a "Vesting Date").

            5.2. Special Vesting. Unless otherwise provided in the Award Agreement and except as provided in Section 7, in the event that a Participant's employment with the Albany Group terminates due to death, Disability, Retirement or Involuntary Termination, the Vesting Date for 50% of all unvested Restricted Units credited to such Participant's Restricted Unit Account shall be accelerated to the date of such termination.

            5.3. Forfeiture of Restricted Units. Unless otherwise provided in the Award Agreement and except as provided in Section 7, upon the effective date of the termination of a Participant's employment with the Albany Group, Participant shall automatically forfeit without consideration or any action being required:


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            (a) 50% of all unvested Restricted Units in the event of a termination of Participant's employment for a reason specified in Section 5.2;
or

            (b) 100% of all unvested Restricted Units in the event of a termination of Participant's employment for any reason not specified in Section 5.2.

            5.4. Cash Dividend Equivalents. The Company shall credit the Restricted Unit Account of each Participant as of each date on which the Company pays a cash dividend on shares of Common Stock (a "Dividend Payment Date"), with additional Restricted Units, the number of which shall be determined by first
(i) multiplying the number of Restricted Units in the Participant's Restricted Unit Account on the Dividend Payment Date by the per-share dollar amount of the dividend so paid, and then (ii) dividing the resulting amount by the Fair Market Value of a share of Common Stock on the Dividend Payment Date (such additional Restricted Units being referred to herein as "Cash Dividend Equivalents"). The additional Restricted Units credited to a Participant's Restricted Unit Account as Cash Dividend Equivalents shall, as of the Dividend Payment Date, be treated for purposes of vesting pursuant to Section 5.1 (and any other applicable terms and conditions) as though part of the Restricted Units in relation to which such additional Restricted Units were credited as Cash Dividend Equivalents.

            5.5. Optional Terms and Conditions. To the extent not inconsistent with the Plan, the Committee may prescribe such terms and conditions applicable to an award of Restricted Units as it may in its discretion determine.

            SECTION 6. PAYMENT OF RESTRICTED UNITS

      As promptly as practicable after the Vesting Date and in no event later than the later of (i) December 31 of the year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date, the Company or one of its subsidiaries shall pay to the Participant or the Participant's Beneficiary, as applicable, an amount in U.S. dollars equal to the product of
(i) the number of Restricted Units vesting on the Vesting Date multiplied by
(ii) the Share Price as of the Vesting Date.

            SECTION 7. QUALIFYING TERMINATION

      In the event of a Qualifying Termination, the provisions of this Section 7 shall apply notwithstanding any other provision herein to the contrary. Upon the occurrence of a Qualifying Termination, the Vesting Date for 100% of all unvested Restricted Units credited to such Participant's Restricted Unit Account shall be accelerated to the date of such termination and shall be settled as set forth in Section 6.

            SECTION 8. ADJUSTMENT IN EVENT OF CHANGES IN CAPITALIZATION

      Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares or the like, the number and class of shares covered by the Restricted Units and the value of any outstanding Restricted Units shall be appropriately adjusted by the Committee, whose determination shall be conclusive.


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            SECTION 9. FUNDING

            9.1. Participant's Right Unsecured. The Plan shall be unfunded. Amounts payable hereunder shall be paid from the general assets of the Company. The right of any Participant or Beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or Beneficiary at any time a security interest in the Restricted Unit Account or any other assets of the Company.

            9.2. Establishment of Trust. The Company may establish a trust pursuant to a trust agreement and make contributions thereto for the purpose of assisting the Company in meeting its obligations in respect of benefits payable under the Plan, provided that the trust fund will be available to pay the claims of any creditor of the Company to whom a distribution may be made in accordance with state and federal bankruptcy laws.

            SECTION 10. MISCELLANEOUS

            10.1. Non-Transferability. No Restricted Units shall be assignable or transferable by the Participant, and no other person shall acquire any rights therein other than by will, the laws of descent and distribution, or pursuant to the designation of a Beneficiary pursuant to Section 10.6. The Restricted Units shall not be pledged, hypothecated, sold, assigned or otherwise disposed of, encumbered or transferred, in whole or in part. Any purported pledge, hypothecation, sale, assignment or other disposition, encumbrance or transfer of a Restricted Unit and any levy of any execution, attachment or similar process upon a Restricted Unit, in whole or in part, shall be null and void and without effect.

            10.2. Withholding Taxes. Any payments made to a Participant under the Plan may be net of an amount sufficient to satisfy any U.S. federal, state, local or foreign withholding tax requirements.

            10.3. 409A Delay. (a) Notwithstanding any provision to the contrary, if, pursuant to the provisions of Section 409A of the Code, any payment is required to be delayed as a result of a Participant being deemed to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any such payments under the Plan shall not be made prior to the earlier of (A) the expiration of the six month period measured from the date of the "separation from service" (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Participant's death. Upon the expiration of such period, all payments under the Plan delayed pursuant to this Section 10.3(a) shall be paid to the Participant in a lump sum, and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

            (b) A payment may be delayed to the extent the Company reasonably anticipates that, if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of
Section 162(m) of the Code; provided, that the payment is made either during the Participant's first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section


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162(m) of the Code or during the period beginning with the date of the
Participant's termination of employment with the Company and ending on the later of (i) the last day of the taxable year of the Company in which the Participant's employment terminated or (ii) the 15th day of the third month following the termination of the Participant's employment; and provided, further, that the delay in payment shall apply to all scheduled payments to the Participant that could be delayed pursuant to the provisions of Section 1.409A-2(b)(7)(i) of the regulations promulgated pursuant to Section 409A and the Company shall have treated and shall continue to treat all similarly situated Participants on a reasonably consistent basis. Where the Participant is a "specified employee" and subject to the delay set forth in Section 10.3(a) above, the date that is six months after the Participant's termination of employment shall be substituted for any reference to the Participant's termination of employment for purposes of this Section 10.3(b).

      10.4. No Right to Employment. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the Company or a subsidiary or affect any right which the Company or a subsidiary may have to terminate the employment of such Participant.

      10.5. No Rights of Shareholders. Participants shall have no rights as shareholders of the Company with respect to awards of Restricted Units.

      10.6. Designation of Beneficiary. A Participant may at any time designate a person or persons (the "Beneficiary") who shall receive, following the death of the Participant, payments of the balances credited to his/her Restricted Unit Account. Such designation may be made or changed by the Participant, at any time thereafter, by a written instrument filed with the Committee or by the Participant's will.

      10.7. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York.

      10.8. Amendment or Termination. The Plan may be amended or terminated at any time by the Board or by the Committee; provided that, unless otherwise required by law, including without limitation Section 409A of the Code, the rights of a Participant with respect to outstanding Restricted Units granted prior to such amendment or termination may not be impaired without the consent of such Participant. Except as otherwise permitted by Section 409A of the Code, each Restricted Unit Account shall continue to be paid in accordance with the terms of the Plan and any applicable Award Agreement.

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